Exhibit 21

Subsidiaries of Stratus Technologies International, S.à r.l.

Stratus Equity S.à r.l	Luxembourg
SRA Technologies Cyprus Limited	Cyprus
Stratus Technologies Bermuda Ltd.	Bermuda
Stratus Technologies Ireland Limited	Ireland
Stratus Research and Development Limited	Ireland
Stratus Technologies, Inc.	USA
Stratus Technologies Pty. Ltd.	Australia
Stratus Technologies N.V.	Belgium
Stratus Technologies Canada Corporation	Canada
Stratus Technologies S.A.	France
Stratus Technologies GmbH	Germany
Stratus Technologies (Hong Kong) Limited	Hong Kong
Stratus Technologies Italia S.r.L.	Italy
Stratus Technologies Japan, Inc.	Japan
Stratus Technologies (Korea) Ltd.	Korea
Stratus Technologies Mexico, S.A. de C.V.	Mexico
Stratus Technologies B.V.	Netherlands
Stratus Technologies (NZ) Limited	New Zealand
Stratus Technologies (Singapore) Pte. Ltd.	Singapore
Stratus Computer Technologies (Pty) Limited	South Africa
Stratus Technologies España S.A.	Spain
Stratus Technologies AB	Sweden
Stratus Technologies Systems, Ltd.	United Kingdom
Cemprus Technologies Inc.	United States
Cemprus LLC	United States
Cemprus UK Limited	United Kingdom
Cemprus Ireland Limited	Ireland
Cemprus Netherlands B.V.	Netherlands
Cemprus HK Limited	Hong Kong
Cemprus Japan KK	Japan